Exhibit 2.2

ADDENDUM TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This ADDENDUM TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Addendum”) is made as of the 26th day of September 2012, among JOHN B. MONTGOMERY (“Montgomery”) AND MICHAEL MORTON (“Morton”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company (“Buyer”) for the purpose of modifying the agreement of Montgomery, Morton, and Buyer with respect to the “Membership Interest Purchase Agreement” executed by Buyer and by Montgomery and Morton as “Seller” on behalf of LJL Properties, LLC as of September 25, 2012 (the “Agreement”).  Buyer, Montgomery and Morton are herein referenced collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Montgomery and Seller are parties to that certain Membership Interest Purchase Agreement, dated September 25, 2012 wherein Buyer agreed to purchase all of the Membership Interests of LJL Properties, LLC from Montgomery and Morton;

WHEREAS, the Parties desire to memorialize an additional contingency for closing on the Membership Interest Purchase Agreement transaction; and

WHEREAS, the Parties acknowledge Morton’s limited role in the activities and business of LJL Properties, LLC and, as such, desire to limit Morton’s potential liability arising from the Membership Interest Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

1.             Effective Date.  The Effective Date of the Agreement shall be the date this Addendum is fully executed and delivered to Buyer.

2.             Modified Contingency.    Section 2.02(a) shall be modified as follows:

“(a) Buyer’s satisfaction, after conducting a reasonable due diligence inquiry, that the City of Cabot, Arkansas has issued a valid certificate of occupancy such that a 70-bed nursing facility can be operated upon the Real Property, and that the POA, License and Real Property are the absolute property of the Company, subject to no liens or encumbrances that shall not be satisfied by Seller at Closing, other than those liens related to the Iberia Loan, of which the Company shall remain obligated;”

3.             Limitation of Representations in Agreement.  The Parties acknowledge and agree that Morton has no personal knowledge of the current business activities of LJL Properties, LLC, and is unable to make any representations thereto.  Therefore, Buyer and Montgomery hereby release Morton from liability arising from any obligations arising from the Membership Interest Purchase Agreement other than the obligation to transfer all of Morton’s interest in LJL Properties, LLC to Buyer at Closing free of any liens and encumbrances.

4.                                       Indemnification.  Montgomery hereby absolutely, unconditionally, and irrevocably agrees to indemnify and hold harmless Morton from and against any lawsuit, and other claims, losses, liabilities, costs, expenses, damages, fines, penalties, recoupments, and causes of action (including any and all court costs, and actual attorney’s fees incurred as a result of such claims), and other liabilities arising from or relating, directly or indirectly, to the Agreement.  If Morton is made a party to any suit or legal action, Montgomery shall thereupon assume all burden, cost and expense incident to the defense, investigation, and settlement of such cause of action or claim, including all costs of court, investigation and actual attorney’s fees in connection therewith, and Montgomery shall promptly pay any judgment which may be obtained in such suit or legal action against Morton.

5.                                       Continued Effect of Agreement.  Unless expressly changed by this Addendum, all paragraphs or subparagraphs, terms, covenants, and conditions of the Agreement shall continue and remain in full force and effect.

6.                                       Capitalization. All capitalized terms not defined in this Addendum shall have the same meaning ascribed to those terms in the Agreement.

7.                                       Governing Law. This Addendum shall be construed, interpreted, and enforced under the laws of Arkansas.

8.                                       Ratification/Conflict.  In the event of any conflict between the terms of this Addendum and the terms of the Agreement, the terms of this Addendum shall govern and control.

9.                                       Counterparts.  This Addendum may be executed in counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Addendum.  Facsimile and email signatures shall be deemed valid on all documents related to this Addendum.

10.                                 Successors and Assigns.  This Addendum shall be binding upon and shall inure to the benefit of their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Addendum the day and year first hereinabove written.

/s/ John B. Montgomery
John B. Montgomery, Individually

/s/ Michael Morton
Michael Morton, Individually

LJL PROPERTIES, LLC

By:	/s/ John B. Montgomery
John B. Montgomery, Member

By:	/s/ Michael Morton
Michael Morton, Member

BUYER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

/s/ Chris Brogdon
Name:	Chris Brogdon
Title:	Vice Chairman